Exhibit 99.1

Hillenbrand Reports First Quarter Fiscal Year 2019 Financial Results

•	Revenue of $410 million increased 3% year over year driven by Process Equipment Group revenue growth of 7%

•	GAAP EPS of $0.45 increased 59% and adjusted EPS of $0.49 decreased 9% due primarily to changes in the effective tax rate

•	Order backlog grew 33% year over year to a record level of $946 million driven primarily by continued demand for large plastics projects

•	Cash flow from operations of $36 million increased $9 million compared to prior year driven primarily by reduced working capital requirements

•	Completed the acquisition of BM&M Screening Solutions, Ltd. during the quarter for $26 million

•	Reaffirming fiscal 2019 guidance for GAAP EPS of $2.40 to $2.55, adjusted EPS of $2.45 to $2.60, and revenue growth of 1% to 3%

BATESVILLE, Ind., January 29, 2019 --/PRNewswire/ --Hillenbrand, Inc. (NYSE: HI) reported results today for the first quarter of fiscal 2019, which ended December 31, 2018.

First Quarter Results
Revenue of $410 million increased 3% compared to the prior year, including 2% of negative foreign currency impact. The growth was driven primarily by an increase of 7% in the Process Equipment Group, partially offset by a decrease of 4% in the Batesville segment.

Net income increased 56% to $28 million, or $0.45 per share. The increase in net income was primarily due to a lower effective tax rate of 33.3% compared to 55.4% in fiscal 2018. The decrease in the effective tax rate was largely a result of the impact of the Tax Cuts and Jobs Act of 2017, for which the company recognized a one-time tax expense on unremitted foreign earnings in the prior year.

Adjusted net income decreased 10% to $31 million, or $0.49 per share, primarily due to an increase in the reserve for uncertain tax positions. Adjusted EBITDA decreased 2% from the first quarter of the prior year to $64 million, and adjusted EBITDA margin of 15.6% was lower by 80 basis points primarily driven by cost inflation and product mix, which were partially offset by pricing and productivity improvements. Hillenbrand generated cash flow from operations of $36 million in the quarter. Free cash flow of $32 million was 110% of net income.

Process Equipment Group
Process Equipment Group revenue of $282 million increased 7% over the same period in the prior year, including 3% negative foreign currency impact. Revenue growth was primarily driven by continued strong demand for large plastics projects and increased demand for aftermarket parts and service. Adjusted EBITDA margin of 16.4% decreased 90 basis points, due to cost inflation and the increased proportion of lower margin, large systems projects, partially offset by pricing and productivity improvements. Order backlog increased sequentially, growing to a record $946 million at the end of the first quarter, 33% higher than the prior year, or 38% higher excluding the impact of foreign currency. Backlog increased 16% sequentially, mainly driven by large plastics projects.

"We extended our run of sequential backlog growth in the Process Equipment Group to nine consecutive quarters.  Demand for large plastics projects remained strong in the first quarter, and we continued to capitalize on our differentiated capabilities to deliver comprehensive, end-to-end solutions to our customers. This bodes well for the future of our highly profitable parts and service business and advances our strategy to increase our base of recurring revenue,” said Joe Raver, President and CEO of Hillenbrand.
Batesville
Batesville revenue of $128 million was 4% lower than the first quarter of the prior year as a result of lower demand for burial caskets, primarily due to what is estimated to be an increased rate at which families opted for cremation. Adjusted EBITDA margin of 20.9% was 10 basis points lower than the prior year mainly driven by cost inflation and lower volume, partially offset by pricing and productivity gains.

Acquisition Update
During the quarter, Hillenbrand completed the acquisition of BM&M Screening Solutions Ltd. for $26 million. BM&M is a North American manufacturer of high-speed gyratory screeners for a variety of industries, including chemicals, minerals, foods and grains. BM&M will operate as a business unit of Rotex Global to strengthen Hillenbrand’s separation business. BM&M is expected to generate revenue of $14 million and EBITDA of $3 million on an annualized basis. The acquisition is expected to provide an incremental $0.02 to adjusted EPS for fiscal 2019.

“The acquisition of BM&M builds on our portfolio of leading separation technologies. We believe we can expand BM&M globally by leveraging Rotex’s sales channels, footprint, and diverse manufacturing and service capabilities,” said Raver. “Acquisitions remain a key element of our profitable growth strategy. We will remain disciplined as we seek additional strategic opportunities we believe will benefit our business and our shareholders.”

Fiscal 2019 Guidance
Hillenbrand is reaffirming 2019 guidance:

•	Revenue growth of 1% to 3%, including negative FX impact of 2%

◦	Process Equipment Group revenue up 3% to 5%, including negative FX impact of 3%

◦	Batesville revenue down 1% to 3%

•	GAAP EPS of $2.40 to $2.55

•	Adjusted EPS of $2.45 to $2.60

Conference Call Information
Date/Time: 8:00 a.m. ET, Wednesday, January 30, 2019
Dial-In for U.S. and Canada: 1-833-241-7251
Dial-In for International: +1-647-689-4215
Conference call ID number: 3896285
Webcast link: https://ir.hillenbrand.com (archived through Friday, March 1, 2019)

Replay - Conference Call
Date/Time: Available until midnight ET, Wednesday, February 13, 2019
Replay ID number: 3896285
Dial-In for U.S. and Canada: 1-800-585-8367
Dial-In for International: +1-416-621-4642
Hillenbrand’s financial statements on Form 10-Q are expected to be filed jointly with this release and will be made available on the company’s website (https://ir.hillenbrand.com).

In addition to the financial measures prepared in accordance with accounting principles generally accepted in the U.S. (GAAP), this earnings release also contains non-GAAP operating performance measures. These non-GAAP measures are often referred to as “adjusted” and exclude expenses associated with business acquisition, development, and integration, restructuring and restructuring related charges, backlog amortization, and inventory step-up. The related income tax for all of these items is also excluded. These non-GAAP measures also exclude the non-recurring tax benefits and expenses related to the U.S. government enacted tax legislation referred to as the Tax Cuts and Jobs Act (the “Tax Act”). Non-GAAP information is provided as a supplement, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hillenbrand uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by these types of items. Hillenbrand believes this information provides a higher degree of transparency.

An important non-GAAP measure Hillenbrand uses is adjusted earnings before interest, income tax, depreciation, and amortization (“adjusted EBITDA”). A part of Hillenbrand’s strategy is to pursue acquisitions that strengthen or establish our relative market leadership position in key markets. Given that strategy, it is a natural consequence to incur related expenses, such as amortization from acquired intangible assets and additional interest expense from debt-funded acquisitions. Accordingly, we use adjusted EBITDA, among other measures, to monitor business performance.

Free cash flow (FCF) is defined as cash flow from operations less capital expenditures. We use the related term, free cash flow to net income conversion rate to refer to free cash flow divided by GAAP net income. Hillenbrand considers FCF and free cash flow to net income conversion rate important indicators of the Company’s liquidity, as well as its ability to fund future growth and to provide a return to shareholders. FCF does not include deductions for debt service (repayments of principal), other borrowing activity, dividends on the Company’s common stock, repurchases of the Company’s common stock, business acquisitions, and other items.

Another important non-GAAP operational measure used is backlog.  Backlog is not a term recognized under GAAP; however, it is a common measurement used in industries with extended lead times for order fulfillment (long-term contracts), like those in which our Process Equipment Group competes.  Backlog represents the amount of consolidated revenue that we expect to realize on contracts awarded to the Process Equipment Group.  For purposes of calculating backlog, 100% of estimated revenue attributable to consolidated subsidiaries is included.  Backlog includes expected revenue from large systems and equipment, as well as replacement parts, components, and service.  The length of time that projects remain in backlog can span from days for replacement parts or service to approximately 18 to 36 months for larger system sales.  Backlog includes expected revenue from the remaining portion of firm orders not yet completed, as well as revenue from change orders to the extent that they are reasonably expected to be realized.  We include in backlog the full contract award, including awards subject to further customer approvals, which we expect to result in revenue in future periods.  In accordance with industry practice, our contracts may include provisions for cancellation, termination or suspension at the discretion of the customer.

Hillenbrand expects that future revenue associated with the Process Equipment Group will be influenced by backlog because of the lead time involved in fulfilling engineered-to-order equipment for customers. Although backlog can be an indicator of future revenue, it does not include projects and parts orders that are booked and shipped within the same quarter. The timing of order placement, size, extent of customization, and customer delivery dates can create fluctuations in backlog and revenue. Revenue attributable to backlog may also be affected by foreign exchange fluctuations for orders denominated in currencies other than U.S. dollars.

Hillenbrand calculates the foreign currency impact on net revenue in order to better measure the comparability of results between periods. We calculate the foreign currency impact by translating current year results at prior year foreign exchange rates. This information is provided because exchange rates can distort the underlying change in sales, either positively or negatively.

See below for a reconciliation from GAAP operating performance measures to the most directly comparable non-GAAP (adjusted) performance measures. Given that there is no GAAP financial measure comparable to backlog, a quantitative reconciliation is not provided.

Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company with multiple leading brands that serve a wide variety of industries around the world. We strive to provide superior return for our shareholders, exceptional value for our customers, great professional opportunities for our employees, and to be responsible to our communities through deployment of the Hillenbrand Operating Model.

Hillenbrand, Inc.
Consolidated Statements of Income (Unaudited)
(in millions, except per share data)

	Three Months Ended December 31,
	2018	2017
Net revenue	$410.3	$397.2
Cost of goods sold	263.3	251.0
Gross profit	147.0	146.2
Operating expenses	90.7	89.1
Amortization expense	7.8	7.6
Interest expense	5.5	6.3
Other (expense) income, net	0.5	(0.4)
Income before income taxes	43.5	42.8
Income tax expense	14.5	23.7
Consolidated net income	29.0	19.1
Less: Net income attributable to noncontrolling interests	0.7	1.0
Net income(1)	$28.3	$18.1

Net income(1) — per share of common stock:
Basic earnings per share	$0.45	$0.28
Diluted earnings per share	$0.45	$0.28
Weighted average shares outstanding (basic)	62.9	63.6
Weighted average shares outstanding (diluted)	63.5	64.1

Cash dividends per share	$0.2100	$0.2075

(1) Net income attributable to Hillenbrand

Condensed Consolidated Statements of Cash Flow
(in millions)

	Three Months Ended December 31,
	2018	2017
Net cash provided by operating activities	$35.5	$26.9
Net cash used in investing activities	(29.8)	(5.6)
Net cash provided by (used in) financing activities	2.8	(12.6)
Effect of exchange rate changes on cash and cash equivalents	0.3	2.9
Net cash flows	8.8	11.6

Cash, cash equivalents, and restricted cash:
At beginning of period	56.5	66.7
At end of period	$65.3	$78.3

Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	Three Months Ended December 31,
	2018	2017
Net income(1)	28.3	18.1
Restructuring and restructuring related	0.5	0.5
Business acquisition, development, and integration	0.6	2.3
Inventory step-up	0.1	—
Backlog amortization	0.3	—
Tax Act(2)	1.8	14.3
Tax effect of adjustments	(0.4)	(0.7)
Adjusted Net Income(1)	$31.2	$34.5

Diluted EPS	$0.45	$0.28
Restructuring and restructuring related	0.01	0.01
Business acquisition, development, and integration	0.01	0.04
Inventory step-up	—	—
Backlog amortization	—	—
Tax Act(2)	0.03	0.22
Tax effect of adjustments	(0.01)	(0.01)
Adjusted Diluted EPS	$0.49	$0.54

[1] Net income attributable to Hillenbrand

[2] The revaluation of the deferred tax balances, the tax on unremitted foreign earnings, and change in deferred tax liability as a result of revising our permanent reinvestment assertion on earnings of foreign subsidiaries driven by the Tax Act
.

	Three Months Ended December 31,
	2018	2017
Adjusted EBITDA:
Process Equipment Group	$46.2	$45.6
Batesville	26.7	27.9
Corporate	(8.8)	(8.3)
Less:	0	0
Interest income	(0.2)	(0.5)
Interest expense	5.5	6.3
Income tax expense	14.5	23.7
Depreciation and amortization	14.1	13.8
Business acquisition, development, and integration	0.6	2.3
Inventory step-up	0.1	—
Restructuring and restructuring related	0.5	0.5
Consolidated net income	$29.0	$19.1

Throughout this release, we make a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As the words imply, forward-looking statements are statements about the future, as contrasted with historical information. Our forward-looking statements are based on assumptions and current expectations of future events that we believe are reasonable, but by their very nature they are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections.

Words that could indicate that we are making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would
become	pursue	estimate	will	forecast	continue	could
targeted	encourage	promise	improve	progress	potential	should
This is not an exhaustive list. Our intent is to provide examples of how readers might identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here is the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: the outcome of any legal proceedings that may be instituted against Hillenbrand, or any companies we may acquire; risks that an acquisition disrupts current operations or poses potential difficulties in employee retention or otherwise affects financial or operating results; the ability to recognize the benefits of an acquisition, including potential synergies and cost savings or the failure of an acquired company to achieve its plans and objectives generally; global market and economic conditions, including those related to the credit markets; volatility of our investment portfolio; adverse foreign currency fluctuations; involvement in claims, lawsuits and governmental proceedings related to operations; labor disruptions; the dependence of our business units on relationships with several large providers; increased costs or unavailability of raw materials; continued fluctuations in mortality rates and increased cremations; competition from nontraditional sources in the death care industry; cyclical demand for industrial capital goods; certain tax-related matters; and changes to legislation, regulation, treaties or government policy, including any resulting from the current political environment. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in Part I, Item 1A of Hillenbrand’s Form 10-K for the year ended September 30, 2018, filed with the Securities and Exchange Commission on November 13, 2018, and in Part II, Item IA of Hillenbrand’s Form 10-Q for the quarter ended December 31, 2018, filed with the Securities and Exchange Commission on January 29, 2019. The company assumes no obligation to update or revise any forward-looking information.

CONTACT
Rich Dudley, Senior Director, Investor Relations
Phone: 812-931-5001
Email: rich.dudley@hillenbrand.com